Exhibit 10.2
August 1, 2008
CSS Industries, Inc.
CSS Management LLC
1845 Walnut Street, Suite 800
Philadelphia, PA 19103
Attention: Clifford E. Pietrafitta
 Chief Financial Officer
Re: $10,000,000 Committed Line of Credit
Ladies and Gentlemen:
We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to CSS Industries, Inc. and CSS Management LLC (individually and collectively, the “Borrower”). All the details regarding your line of credit are outlined in the following sections of this letter.
1. Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $10,000,000 (the “Line of Credit” or the “Loan”). The “Expiration Date” means the earlier of (a) September 29, 2008 (or such later date as may be designated by the Bank by written notice to the Borrower) and (b) the date of the termination of the revolving credit facility under the Senior Loan Agreement (as hereinafter defined). Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower.
2. Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a committed line of credit note (the “Note”) in form and content satisfactory to the Bank.
This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.
4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.

CSS Industries, Inc.
CSS Management LLC
August 1, 2008

5. Security. The Borrower must cause to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loan a guaranty and suretyship agreement, under which each of its respective subsidiaries which is a guarantor of the Borrower’s obligations under the Senior Loan Agreement (individually or collectively, the “Guarantor”) will unconditionally jointly and severally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower under the Loan Documents.
In addition, the Loan will be cross-defaulted with all other present and future obligations of the Borrower to the Bank under that certain Amended and Restated Loan Agreement dated as of April 23, 2004 among the Borrower, the Bank and certain other lenders from time to time parties thereto and the Bank as Administrative Agent for such lenders, as heretofore or hereafter modified or amended (the “Senior Loan Agreement”).
6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Line of Credit:
(a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to the financial information the Borrower is obligated to provide to the Bank pursuant to the Senior Loan Agreement).
(b) The Borrower will notify the Bank in writing of the occurrence of any Event of Default (as such term is defined in the Senior Loan Agreement) or an act or condition which, with the passage of time, the giving of notice or both would become such an Event of Default.
7. Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:
(a) The Borrower’s latest financial statements provided to the Bank pursuant to the Senior Loan Agreement are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.
(b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which would result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers for any such action, suit, proceedings or investigation.

CSS Industries, Inc.
CSS Management LLC
August 1, 2008

(c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
(d) Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to be so qualified would not have a material adverse effect upon such Borrower.
(e) Each Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by such Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms.
(f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency, which default or violation could reasonably be expected to have a material adverse effect on such Borrower.
8. Fees. On the date of the Note, the Borrower shall pay to the Bank a fee of $15,000.
9. Expenses. The Borrower will reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.
10. Additional Provisions. Before the first advance under the Loan, the Borrower shall execute and deliver to the Bank the Note and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, the Guarantor or any collateral for the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

CSS Industries, Inc.
CSS Management LLC
August 1, 2008

This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. The obligations of the Borrower hereunder are joint and several. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.
The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and the Guarantor, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.
THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

CSS Industries, Inc.
CSS Management LLC
August 1, 2008

To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within [ten] days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.

Very truly yours, PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Frank Pugliese
Title: Senior Vice President
ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 1st day of August, 2008.

BORROWER: CSS INDUSTRIES, INC.
By:	/s/ Clifford E. Pietrafitta
	Name:	Clifford E. Pietrafitta
	Title:	Vice President – Finance

CSS MANAGEMENT LLC
By:	/s/ Clifford E. Pietrafitta
	Name:	Clifford E. Pietrafitta
	Title:	Vice President